Exhibit 99.2

For Release: October 2, 2015

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: 615-890-2020

National HealthCare Corporation Provides Notice of Redemption of Series A Convertible Preferred Stock

Company to redeem all outstanding shares of Series A Convertible Preferred Stock

MURFREESBORO, TN  – National HealthCare Corporation (NYSE MKT: NHC), the nation's oldest publicly traded long-term health care company, announced today that it will redeem all outstanding shares of its Series A Convertible Preferred Stock (the “Preferred Stock”) on November 3, 2015 ("Redemption Date"). The Preferred Stock (NYSE MKT:  NHC.PRA) has a CUSIP number of 635906 209.  The Preferred Stock, issued in conjunction with NHC’s 2007 acquisition of National Health Realty, Inc., will be redeemed for cash at a redemption price of $15.75 per share, plus an accrued dividend of $0.04 per share, for a total of $15.79 per share.  A Notice of Redemption has been sent to all holders of Preferred Stock.  As of the Redemption Date, the Preferred Stock will no longer be deemed outstanding, and all rights with respect to such stock will cease and terminate, except the right of holders to receive payment of the Redemption Price, without interest.

In lieu of redemption, at any time prior to 5:00 p.m. (EDT) on November 2, 2015, holders of the Preferred Stock may convert any or all of their shares into shares of the Company's common stock.  The holders electing to convert their Preferred Shares will receive 0.24204 shares of common stock for each Preferred Share, together with the cash payable with respect to fractional shares.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts are forward- looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

ABOUT NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,423 beds. NHC affiliates also operate 36 homecare programs, five independent living centers and 19 assisted living communities. NHC's other services include Alzheimer's units, long-term care pharmacies, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.